EXHIBIT 11

EXH 11

AFLAC INCORPORATED AND SUBSIDIARIES
Computation of Earnings Per Share
Years Ended December 31,

	2001	2000	1999	1998	1997

Numerator (in millions):
Basic: net earnings applicable
to common stock	$ 687	$ 687	$ 571	$ 487	$ 585
Diluted: net earnings applicable
to common stock	687	687	571	487	585
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Denominator (in thousands):
Average outstanding shares used
in the computation of earnings
per share - basic	525,098	530,607	531,737	532,609	544,220
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Average outstanding shares used
in the computation of earnings
per share - basic	525,098	530,607	531,737	532,609	544,220
Dilutive effect of stock options	12,285	14,299	19,108	19,136	18,972

Average outstanding shares used
in the computation of earnings
per share - diluted	537,383	544,906	550,845	551,745	563,192
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Earnings per share:
Basic	$ 1.31	$ 1.30	$ 1.07	$ .91	$ 1.07
Diluted	1.28	1.26	1.04	.88	1.04
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EXH 11-1